                                                                       Exhibit 2




                                     T&N PLC


                                     - AND -


                       TECH TEXTILES INTERNATIONAL LIMITED

                                     - AND -

                      BRUNSWICK TECHNOLOGIES EUROPE LIMITED

                                     -AND -

                           BRUNSWICK TECHNOLOGIES INC.


                 AGREEMENT relating to the sale of the business

                and assets of Tech Textiles International Limited

                                    CONTENTS
                                    --------

CLAUSE            HEADING                                               PAGE NO.
------            -------                                               --------

1.       Definitions and Interpretation                                      1
2.       Agreement for Sale                                                  8
3.       Consideration                                                      10
4.       Completion                                                         10
5.       The Properties                                                     10
6.       Debtors, Creditors and Defective Products                          11
7.       Determination of the Consideration                                 12
8.       Contracts                                                          13
9.       Employees & Pensions                                               14
10.      VAT                                                                16
11.      Warranties                                                         18
12.      Limitations to the Warranties                                      19
13.      Information                                                        22
14.      Guarantee                                                          23
15.      Further Assurance and Transitional Assistance                      24
16.      Announcements                                                      24
17.      Costs and Duties Etc.                                              24
18.      Communications                                                     24
19.      Successors and Assigns                                             25
20.      Invalidity                                                         25
21.      Variation                                                          25
22.      Restrictive Trade Practices Act - European and other Notifications 25
23.      Entire Agreement and Remedies for Breach                           26
24.      Waiver                                                             26
25.      Counterparts                                                       27
27.      Conduct of Matters the Subject of Full Indemnification             27
28.      Use of "T&N" Name                                                  28
29.      Default Interest                                                   29
30.      Restrictive Covenants                                              29
31.      Law and Courts                                                     32
32.      Maintenance of Tech Textiles Limited Records                       32
33.      Payment for Services                                               32

SCHEDULES
---------

1.       Completion Requirements                                            34
2.       Registered Intellectual Property                                   36
3.       Employees                                                          42
4.       Properties                                                         44
5.       Accounting Policies                                                49
6.       The Warranties                                                     53

7.       Apportionment of the Consideration                                 75
8.       Pensions                                                           76
9.       Leasing Agreements                                                 86
10.      Excluded Leasing Agreements                                        87
11.      Excluded Debtors                                                   88

         Date:..............................................................1998

PARTIES:

1. T&N PLC (registered no 163992) whose registered office is at Manchester International Office Centre, Styal Road, Manchester, M22 5TN ("T&N"); and

2. TECH TEXTILES INTERNATIONAL LIMITED (registered no 490602 whose registered office is at Bowdon House, Ashburton Road, Trafford Park, Manchester, M17 1RA ("TTIL");

3. BRUNSWICK TECHNOLOGIES EUROPE LIMITED whose registered office is at (the "Purchaser"); and

4. BRUNSWICK TECHNOLOGIES INC. whose registered office is at 43 Bibber Parkway Brunswick Maine 04011 USA ("BTI").

RECITALS

A. T & N is the ultimate holding company of TTIL which carries on the Business from the Properties as agent of T & N pursuant to the Agency Agreement.

B. Legal title to the Assets (other than the Leased Assets) is vested in TTIL. Beneficial ownership of the Assets (other than the Leased Assets) is vested in T&N.

C. The Vendors have agreed to sell and the Purchaser and BTI have agreed to purchase the Business as a going concern together with the Assets upon the terms set out below.

D. BTI has agreed to guarantee the performance of the Purchasers' obligations contained in this Agreement and any Ancillary Agreements.

AGREEMENT

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement including its recitals and the Schedules each of the following words and expressions has the meaning ascribed to it, unless it is inconsistent with the context:

         "ACCOUNTING POLICIES" means the accounting policies contained in
         Schedule 5.

         "AGENCY AGREEMENT" means the agreement dated the 1st November 1993 made between T&N and TTIL relating to the appointment of TTIL as agent of T&N in connection with the operating of the Business.

         "AGREED FORM" means in relation to any document that document in the form agreed between and initialled for the purpose of identification by or on behalf of T&N and the Purchaser.

         "ANCILLARY AGREEMENTS" means the Patent Assignments and the Trade Mark
          Assignments.

         "ANNOUNCEMENTS" means all announcements to be made by any of the parties in respect of the subject matter of this Agreement.

         "ASSETS" means the property assets and rights of the Business listed or referred to in clause 2.1 (a) and (b).

         "ASSOCIATE COMPANY" means in relation to any company:

         (i)   any body corporate which controls such company (a "Parent
               Company");

         (ii)  any body corporate which such company controls; and

         (iii) any body corporate which a parent company of such company controls,

               and for the purposes of this definition the expression "controls" shall have the meaning attributed thereto by section 840 of the Income and Corporation Taxes Act 1988.

         "BUSINESS" means the business of the manufacture and distribution of non crimp reinforcing fabrics for composite materials carried on by TTIL as agent of T&N at the Effective Date.

         "BUSINESS DAY" means any day which is not a Saturday, a Sunday or a bank or public holiday in England and Wales.

         "CASH" means the cash-in-hand and at bank (other than Petty Cash) of the Vendors in connection with the Business at the Effective Date.

         "CONSIDERATION" means the sum of (pound)3.6 million as adjusted by the adjustment provisions of Clause 7.

         "COMPLETION" means the completion of the sale and purchase of the Business and the Assets in accordance with Clause 4 and Schedule 1.

         "COMPLETION DATE" means the date on which Completion actually occurs.

         "CONTRACTS" means without limitation, all contracts, engagements, grants, licences or other contractual obligations of any kind entered into in the ordinary course of business relating to the Business which remain executory at the Effective Date but excluding contracts with employees.

         "CREDITORS" means all trading debts and accruals owing by either of the Vendors relating exclusively to the Business at the Effective Date whether due for payment or not including any prepayment made or deposits paid to either of the Vendors under the Contracts but excluding:

         (i) amounts owed (other than in the ordinary course of trading) by either of the Vendors in connection with the Business to any other member of the Vendors' Group;

         (ii) any loans made by banks or other financial institutions to either of the Vendors;

         (iii) all trade debts in respect of which either of the Vendors had dispatched to the relevant creditor a cheque by way of payment and that cheque had not at the Effective Date cleared the bank account of the Vendor on which it was drawn; and

         (iv) any liability of the Vendors in respect of Taxation other than PAYE, National Insurance and VAT due as at the Effective Date;

         "DEBTORS" means all debts (other than the Excluded Debtors) due to and prepayments made or deposits paid by either of the Vendors in connection with the Business at the Effective Date including all cheques received from third parties in respect of such debts which remained unpresented for clearance as at the Effective Date and including all securities, guarantees indemnities or other rights whatsoever of the Vendors in respect of the same.

         "DISCLOSURES" means the terms of the Disclosure Letter qualifying the terms of the Warranties or relating to the Vendors' liability in respect of any breach of the Warranties.

         "DISCLOSURE LETTER" means the letter of even date from the Vendors to the Purchaser qualifying the Warranties.

         "EFFECTIVE DATE" means 00.01 GMT on 2nd March, 1998 on the Completion Date.

         "EMPLOYEES" means the persons employed by the Vendors for the purposes of the Business at Completion the identities of which are detailed in
         Schedule 3 excluding (for the avoidance of doubt) but without limitation Mr. Jeffrey Vane, Mrs. Christine Vane and Mr. Fred Heaton.

         "EXCLUDED ASSETS" means the assets listed in Clause 2.2 which are excluded from the sale and purchase effected by this Agreement.

         "EXCLUDED DEBTORS" means the Debtors which are not included in the sale and purchase and which are listed in Schedule 11.

         "EXCLUDED (LEASING) AGREEMENTS" means the agreements and their associated assets which are excluded from the transaction and listed in
         Schedule 10.

         "EXCLUSIVE BOOKS AND RECORDS" means the books and records of the Vendors relating to the Business:

         (i) all stationery labels stickers advertising materials brochures catalogues manuals sales literature technical information and data owned or used by the Vendors in relation to the Business to the extent that they relate to the Business;

         (ii) all lists of stock customers and suppliers computer records and programs sales records customer and supplier files and records books of account all sales targets sales statistics market share statistics marketing surveys and reports and promotional literature all other books and records relating to the Business; and

         (iii) Personnel files payroll records and medical and other records relating to the Employees (including the accident book or books) engineering inspection records test certificates and specifications relating to any of the Assets, but not the Retained Books and Records;

         "FULLY INDEMNIFIED" means fully indemnified from and against all costs, claims, demands, expenses, liabilities, losses and proceedings in respect of the matter or action concerned, and related expressions shall be construed accordingly.

         "GOODWILL" means the goodwill of the Vendors in relation to the Business, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendors under the name or style of Tech Textiles International, Tech Textile, or the Tech Textile logo or any variation thereof and all other names or styles associated with the Business.

         "HISTORIC TRADING RIGHTS" means to the extent not forming part of the benefit of the Contracts the benefit of all rights and claims which the Vendors had against third parties at the Effective Date relating to either the Assets or the Business or both including (without limitation) all manufacturers' and suppliers' warranties and representations.

         "INTELLECTUAL PROPERTY" means all industrial and intellectual property owned, held, used or enjoyed by the Vendor insofar as the same exist (wherever located and whether registered or unregistered or incapable of registration and applications and rights to apply for registration) and patents, trade marks, service marks, registered designs, design rights, copyright and all similar property rights in connection with the Business including, without limitation: all and any inventions, discoveries, improvements, trade and business names, copyrights of all descriptions (and rights by whatever name called affording equivalent or similar protection), computer software, and/or programs and tables of data, bills of material, calculations, product codings and designations (and any licences and permissions in respect of any of the aforesaid) and including (without limitation) those items listed in
         Schedule 2 and the full right to the benefit (if any) of any intellectual property and legal protection relating to the same in every case of or belonging to the Vendor and used in any way in connection with the Business.

         "LEASED ASSETS" means those Assets which are the subject of the Leasing Agreements.

         "LEASES" means the leases or underleases under any of the Properties are leased by TTIL as more particularly described in Schedule 4 Part 1.

         "LEASING AGREEMENTS" means those of the Contracts (other than the Excluded (Leasing) Agreements) relating to the Vendors' leasing or hire of goods or equipment for use exclusively in the Business as set out in
         Schedule 9.

         "NET WORKING CAPITAL" means the aggregate of the Debtors, Stock and Petty Cash less the amount of the Creditors as determined in accordance with the Accounting Policies.

         "NET WORKING CAPITAL ACCOUNT" means the account showing the Net Working Capital of the Business as at the Effective Date to be prepared in accordance with Clause 7.

         "NON TITLE WARRANTED INTELLECTUAL PROPERTY" means:-

         (i) the Vendor's interest in any joint patents held with Snia Fibra SpA and all rights and registrations derived therefrom if any;

         (ii) the United States registration 5442935 patent included within the Patents;

         (iii)  the Business' right to use the unregistered trade mark
                Acoustech.

         "PATENTS" means the patents and patent applications listed in
         Schedule 2.

         "PATENT ASSIGNMENTS" means the deed(s) of assignment relating to the Patents in the Agreed Form.

         "PENSION SCHEME" means the T&N Retirement Benefits Scheme (1989).

         "PETTY CASH" means the cash held for minor disbursements by the Business at the Effective Date.

         "PLANNING ACTS" means the Town and Country Planning Acts for the time being in force including (without limitation) the Town and Country Planning Act 1990.

         "PLANT" means all items of fixed and moveable plant, machinery, equipment, furniture, fixtures and fittings, tools and tooling, computer hardware, fixtures and fittings vehicles and other items used by the Vendors in the Business at the Effective Date other than the Leased Assets.

         "PROPERTIES" means the properties details of which are set out in Part I of Schedule 4.

         "PURCHASER'S GROUP" means the Purchaser, all subsidiaries and subsidiary undertakings of the Purchaser from time to time and all companies of which the Purchaser is from time to time a subsidiary or subsidiary undertaking.

         "PURCHASER'S SOLICITORS" means Davies Wallis Foyster of 5 Castle Street, Liverpool, L2 4XE.

         "REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended).

        "REGULATORY MATTERS" means any permit, licence, authorisation, consent or other approval obtained or which ought to have been obtained at any time by the Vendor in relation to the carrying on the Business pursuant to the provisions of the Environmental Protection Act 1990, the Water Resources Act 1991, the Water Industry Act 1991, the Water Act 1989, the Water Resources Act 1963, the Control of Pollution Act 1974, the Clean Air Acts 1951 and 1961, the Town and Country Planning Act 1990, the Planning and Compensation Act 1991, the Planning (Hazardous Substances) Act 1990 and all subordinate legislation under such legislation together with, insofar as they relate to the subject matter of the aforementioned legislation and have the force of law enforceable against an individual or entity, all Treaties, Directives, Bylaws, Codes of Practice, Circulars, Guidance Notes, Notices and Orders of any governmental authority or agency or any regulatory or other body in the jurisdiction of England and Wales.

         "RESIDUAL ASSETS" means all other physical assets used in the Business at the Completion Date and not otherwise excluded from the sale and purchase effected by this Agreement.

         "RESTRICTED AREA" means United Kingdom and the Republic of Ireland.

         "RETAINED BOOKS AND RECORDS" means all books and records of the Vendors which:-

         (i)    the Vendors are required by law to retain after Completion;

         (ii) relate to the assets or liabilities of the Vendors which are not part of or do not relate to the Business or the Assets;

         (iii)  relate exclusively to any of the Excluded Assets; and

         (iv)   comprise the statutory books of either T&N or TTIL;

         "STOCK EXCHANGE" means London Stock Exchange Limited.

         "STOCK" means the stock in trade, including raw materials, work in progress, finished goods, and consumable stocks, owned or under the control of the Vendors at the Effective Date for use in connection with the Business, including stock provided on a consignment basis to customers, agents or distributors of the Business but excluding:

         (a) the high performance polyethylene and aramid stocks in the finished goods held by the Business at the Effective Date which the Vendors are retaining; and

         (b) stock or materials provided to the Business on a consignment basis.

         "TAXATION" means all sums due by the Vendors to the Inland Revenue, HM Customs and Excise and any other taxation authority whether in the United Kingdom or otherwise whether in respect of income or corporation tax, pay as you earn, national insurance, VAT or any other form of taxation in respect of any period before the Effective Date.

         "TECHNICAL KNOW HOW" means manufacturing intangibles and knowledge of the manufacturing and business process industrial, commercial and technical information, confidential processes and information, business and strategic studies, unregistered inventions and techniques, including data, patterns, drawings, formulations, test and technical reports, operating and testing procedures, formulae instruction manuals, tables of operating conditions and procedures, machinery designs, raw materials or production specifications, design standards, feasibility studies and the results of research and development work, relating to the Business.

         "TECH TEXTILES LOGO" means the logo used by TTIL in connection with the Business which is the subject of the Trade Mark Assignments.

         "TRADE MARKS" means the registered and unregistered trade marks listed in Schedule 2 to be assigned to the Purchaser.

         "TRADE MARK ASSIGNMENTS" means the assignments relating to the Trade Marks in the Agreed Form.

         "TRANSFER(S)" means the transfer (s) of the Properties in the Agreed Form.

         "VAT" means value added tax or any similar tax from time to time replacing it or performing a similar fiscal function.

         "VENDORS" means T&N and TTIL.

         "VENDORS' GROUP" means T&N and all subsidiaries and subsidiary undertakings of T&N; and

         "WARRANTIES" means the warranties set out in Schedule 6.

1.2 Any term or expression to which meaning is ascribed under the Companies Act 1985 (as amended) shall when used in this Agreement bear that meaning unless the contrary is indicated.

1.3 Except where the context otherwise requires, words denoting any gender include all genders. words denoting persons include firms and corporations and vice versa.

1.4      Unless otherwise stated, a reference to a clause, sub-clause or
         Schedule is a reference to a clause or a sub-clause of, or a schedule to, this Agreement.

1.5 Clause headings are for ease of reference only and do not affect the construction of or interpretation this Agreement.

1.6      Each of the Schedules and Appendices form part of this Agreement.

1.7 Any obligation assumed, undertaking or indemnity given or acknowledgement made in this Agreement by more than one person shall be assumed, given or made jointly and severally.

1.8 In construction of this Agreement general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.9      (i)    If any liability of one of TTIL or T&N is or becomes
                unenforceable in any respect, that shall not affect or impair the liabilities of the other under this Agreement.

         (ii) T&N hereby undertakes to the Purchaser that it will take all necessary action to procure that each company in the Vendor's Group for the time being shall observe and perform the provisions of this Agreement which fall to be observed and performed by it.

1.10 All references in this Agreement to statutes or any statutory provision shall be construed as including references to those provisions as respectively replaced, amended, modified, consolidated or re-enacted (whether before or after today's date) from time to time. Provisions of which they are re-enactments (whether with or without modification) and any subordinate legislation made under such provisions so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability hereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced provided that no liability shall accrue in respect of any such re-enactment or modification where the effect of the same would be retrospective and as a result:-

         (i)    put any party to this Agreement in breach thereof; or

         (ii)   constitute a breach of the Warranties.

2.       AGREEMENT FOR SALE

2.1 Subject to the terms and conditions of this Agreement the Vendors shall sell and transfer the Business as a going concern to the Purchaser and BTI and the Vendors shall sell (or as the case may be procure that there be sold) for the consideration as set out in Clause 3 with full title guarantee (subject in the case of Stock purchased on retention of title terms and the Leased Assets to the interests of the owner or any superior lessor of those assets) to the Purchaser and BTI which shall purchase with effect from the Effective Date the Business as a going concern the following assets:

         (a)    The Purchaser shall acquire:-

                 (i)       the Goodwill;
                (ii)       the Properties;
               (iii)       the Plant;
                (iv)       the benefit (subject to the burden) of the Contracts;

                 (v)       the Exclusive Books and Records (except so far as
                           they relate to the Technical Know-How);
                 (vi)      such right, title and interest as the Vendors may
                           have in the Leased Assets;
                 (vii)     the Residual Assets;
                 (viii) the Historic Trading Rights (except so far as they relate to the Technical Know-How) so far as the Vendors are able to assign the same and subject to their being fully indemnified should they be required to take any enforcement action at the Purchaser's request;
                 (ix)      the Debtors;
                 (x)       the Stock; and
                 (xi)      the Petty Cash.

         (b)    BTI shall acquire:-

                (i)        the Technical Know How;
                (ii)       the Intellectual Property;
                (iii) the Exclusive Books and Records so far as they relate to the Technical Know-How; and
                (iv) the Historical Trading Rights so far as they relate to the Technical Know-How.

         In relation to the Non Title Warranted Intellectual Property the Vendors convey only such title as they may have and no covenant or warranty relating to the title thereof is given other than that the Vendors have not themselves charged, encumbered or granted third party rights.

         (c) Immediately on Completion BTI will license to the Purchaser the Intellectual Property and the Technical Know-How.

2.2 The following shall be expressly excluded from the sale and purchase of the Business and Assets:-

         (a)    the benefit and burden of the Agency Agreement;
         (b)    the Cash;
         (c) the benefit of any policy of insurance or arrangement for self insurance effected by the Vendors prior to Completion;
         (d)    the right to use the name "T&N" or any variation thereof;
         (e) any right to repayment of Taxation in respect of trading prior to the Effective Date other than PAYE, VAT and National Insurance;
         (f)    the Excluded Debtors;
         (g)    the Excluded (Leasing) Agreements; and
         (h) the high performance polyethylene and aramid stocks held in the finished goods.

2.3 Title to and risk in the Assets and the Business shall pass to the Purchaser and BTI with effect from the Effective Date. Title to any item comprised in the Stock which is the subject of any retention of title shall pass to the Purchaser immediately upon discharge of the relevant retention of title provision.

2.4 The Purchaser and BTI shall not be obliged to complete the purchase of the Business or any of the Assets unless the purchase of the Business and all of the Assets is completed in accordance with this Agreement.



3.       CONSIDERATION

3.1 The total consideration for the Assets and the Business and the obligations of the Vendors under this Agreement shall, subject to Clause 7, be Three Million Six Hundred Thousand Pounds sterling ((pound)3.6m) of which a provisional payment of (pound)3.6m shall be payable in cash upon Completion.

3.2 The Purchaser shall pay for those assets it is acquiring pursuant to 2.1(a) and BTI shall pay for those assets it is acquiring pursuant to 2.1(b).

3.3 The total amount payable pursuant to clause 3.1 shall (subject to clause 10) be exclusive of any VAT and shall be apportioned amongst the Assets and between the Purchaser and BTI in accordance with Schedule 7.



4.       COMPLETION

4.1 Completion shall take place at the registered office of T&N in accordance with Schedule I immediately following exchange of this Agreement when all the matters set out therein shall be effected.

4.2 Subject to compliance with this clause, payment of any sums due to the Vendors on Completion or otherwise under this Agreement shall be effected by telegraphic transfer to the following account:-

         Account Name:     T&N plc
         Bank:             National Westminster Bank plc
         Branch:           Spring Gardens
         Branch Address:   55 King Street, Manchester
         Sort Code:        011001
         Account Number:   02894866



5.       THE PROPERTIES

         The terms of Part 2 of Schedule 4 shall apply to the sale and purchase of the Properties.

6.       DEBTORS, CREDITORS AND DEFECTIVE PRODUCTS

6.1      From Completion the Purchaser shall:-

         6.1.1 be entitled to collect the Debtors for its own account and if requested so to do each of T&N and TTIL shall execute at its own cost a formal assignment thereof in favour of the Purchaser;

         6.1.2 discharge each of the Creditors in accordance with the terms of the relevant Contract and indemnify the Vendors in respect of such obligation.

6.2 (a) Both the Vendors and the Purchaser shall for a period of 240 days from date of invoice use all reasonable endeavours to collect the debt due from each of the Debtors such measures to include letter before action and the commencement of legal action or the issue of a statutory demand and subsequent action thereunder.

         (b) At the expiration of the said period and at any time thereafter the Purchaser shall notify the Vendors that it requires either or both of them or a nominee thereof to repurchase those debts which remain unpaid The Purchaser shall formally assign such debts and arrange the giving of any notices required by any relevant law.

         (c) In the event that the Purchaser or anyone on its behalf subsequently receives any payment in respect of such repurchased debt then it shall forthwith as soon as practicable and not later than 14 days from the date of receipt account to the Vendors or any nominee for the amount so received.

         (d) In the event that following Completion the Vendors or anyone on their behalf receives payments of any debts due from the Debtors then they shall forthwith as soon as practicable and not later than 14 days from the date of receipt account to the Purchaser for the amount so received.

         (e) The Purchaser shall permit a representative of the Vendors to have access during business hours upon reasonable notice to the relative part of the books of the Purchaser to review the performance of the Purchaser of its obligations pursuant to the foregoing.

6.3      (a)    The Purchaser shall as agent for the Vendors use all
                reasonable endeavours, but without being required to commence legal proceedings, to collect the debts of the Excluded Debtors and shall forthwith as soon as practicable and not later than 14 days from the receipt of payment account to the Vendors for the amounts so received.

         (b) If it becomes apparent that recovery of any of the debts of the Excluded Debtors is not likely to be possible within a reasonable period unless legal proceedings are instituted, the Purchaser will advise the Vendors in writing and furnish the Vendor with full particulars of the steps taken by the Purchaser to effect recovery.

         (c) Subject to any valid appropriation by the Excluded Debtor, any amounts received from any Excluded Debtor shall first be applied in payment of the debts which are so excluded from the purchase and sale.

         (d) The Purchaser shall for a period of 12 months from the Effective Date give to the Vendors reasonable access to its books and records in relation to the collection of the debts of the Excluded Debtors.

6.4 Subject to clause 6.5 the Purchaser shall perform the obligations of the Vendors to provide after-sales service or to meet warranty claims of customers arising in the normal course of the Business as a result of any goods sold, leased or otherwise disposed of or services provided by the Vendors prior to the Effective Date.

6.5 The Vendors shall continue to be liable for all claims by third parties in respect of any service or product supplied by the Vendors and for all loss, damage or liability arising out of any act or omission of the Vendors or arising from any defective goods or parts manufactured, sold, leased or otherwise disposed of or defective or negligent services provided by the Vendors prior to the Effective Date even if such defective products or parts are sold by the Purchaser (provided that nothing shall make the Vendors liable where such act or omission or defective product or part manufactured was sold, leased or disposed of in circumstances where prior to sale thereof and/or prior to any raw material being used in their manufacture they would in the normal course of business have been subjected to standards of testing and quality control to which standards the Business was operated prior to the Effective Date and such testing and quality control would have revealed the deficiency) and shall keep the Purchaser fully indemnified accordingly provided always that where a recipient of such goods or services as are referred to in Clause this 6.5 either:-

         6.5.1 requires a refund, repair or replacement of such goods in accordance with the terms of the contract the Purchaser shall, effect that refund, repair or replacement promptly in accordance with the contractual terms. The liability of the Vendors for any repair or replacement shall be limited to the lower of (i) the direct labour and material cost of the repair and (ii) the direct ex-works price of any replacement product; or

         6.5.2 requires a remedy other than that referred to in clause 6.5 and clause 6.5.1, the Purchaser complies with the provisions of clause 27 in respect of the indemnification by the Vendors.

7.       DETERMINATION OF THE CONSIDERATION

7.1 The Purchaser shall, with the assistance and co-operation of the Vendors, as soon as practicable following Completion and in any event within 20 Business Days of Completion prepare the Net Working Capital Account in accordance with the Accounting Policies and the Purchaser shall deliver to the Vendors a copy of the Net Working Capital Account and its working papers in respect thereof.

7.2 The Vendors shall have 20 Business Days to review the Net Working Capital Account and if they so desire to request that their representatives have access to the relevant books and records to verify the Net Working Capital Account.

7.3 If the Net Working Capital Account is not agreed within the period referred to in 7.2 then the Vendors and the Purchaser shall endeavour to agree the value of the Net Working Capital (meeting together as necessary) within the period of 20 Business Days following the Vendors' review under Clause 7.2 or such other period as they may agree in writing between them. If the total amount disputed is less than (pound)10,000 in aggregate then the dispute shall be determined automatically by settling the total disputed amount so as to equal one half of the amount which has been in dispute.

7.4 If they fail to agree the value of the Net Working Capital within the period or periods referred to in 7.3 then either party shall be entitled to give written notice of objection to the other and require the dispute to be referred for determination to an independent first ranking firm of chartered accountants in England and Wales to be mutually agreed upon or, in the absence of agreement, to be appointed by the President for the time being of the Institute of Chartered Accounts for England & Wales. Such independent firm shall receive the submissions of the Vendors and the Purchaser in such manner as it may think fit and each party shall supply copies to it and to each other of its submissions and other relevant documents. Such accountants shall act as experts and not as arbitrators and their decision shall be final and binding except in the case of manifest error.

7.5 If the Net Working Capital as agreed or determined in accordance with the foregoing amounts to less then Eight Hundred Thousand Pounds sterling ((pound)800,000) then the provisional consideration of (pound)3.6m shall be reduced pound for pound by the amount of such shortfall. If the Net Working Capital is greater than the said sum of Eight Hundred Thousand Pounds sterling ((pound)800,000) then the provisional consideration shall be increased pound for pound by the amount of the excess and payment shall be made within 7 days of agreement under clauses 7.2, 7.3 or determination under clause 7.4 as the case may be.

7.6 The amount of any payment shall bear default interest as provided for in clause 29 from the payment day provided for in clause 7.5.

8.       CONTRACTS

8.1 Subject to clauses 6.5 and 8.3 from the Effective Date the Purchaser shall perform and discharge the outstanding obligations and liabilities of the Vendors under the Contracts (other than any such which arise as a result of omission or default of the Vendors) and shall fully indemnify the Vendors accordingly in respect of any losses, damages or costs which the Vendors may be liable for as a result of anything done or omitted to be done in respect thereof, which is a contractual requirement under the respective Contract, by the Purchaser following the Effective Date.

8.2 The Vendors shall fully indemnify the Purchasers in respect of any losses, damages or costs which the Purchasers may be liable for as a result of anything done or omitted to be done in respect thereof by the Vendors prior to the Effective Date.

8.3 Insofar as the Assets comprise the benefit of any Contract which cannot effectively be assigned to the Purchaser except with the consent of a third party or by an agreement of novation:

         8.3.1 the Vendors and the Purchaser shall use all reasonable endeavours to obtain that consent or to procure such a novation on terms no less favourable to the hirer for the remainder of the Contract;

         8.3.2 until such time as such Contract is assigned or novated pursuant to 8.3.1 the Vendors shall hold such Contract upon trust for the benefit of the Purchaser.

         8.3.3 unless and until consent is obtained or that Contract is novated the Purchaser shall, for its own benefit and to the extent that the Contract permits, perform on behalf of the Vendors (but at the Purchaser's expense) all the outstanding obligations of the Vendors under that Contract and fully indemnify the Vendors accordingly. The Purchaser shall perform all the obligations of the Vendors as sub-contractor of the Vendor concerned.

8.4 All sums due pursuant to the Contracts are to be for the sole benefit of the Purchaser. If the Vendors receive any payment direct which become or are cleared funds they shall immediately following such receipt remit that payment in full to the Purchaser.

9.       EMPLOYEES & PENSIONS

9.1 The Vendors and the Purchaser intend that the sale and purchase of the Business and Assets pursuant to this Agreement will constitute a relevant transfer for the purpose of the Regulations, that such sale and purchase and/or the provisions of this Agreement will not of themselves operate so as to terminate any of the contracts of employment of the Employees and that such contracts shall be transferred to the Purchaser pursuant to the Regulations with effect from Completion.

9.2 The Vendors and the Purchaser have agreed the procedure to be followed by the Vendors in complying with regulation 10 of the Regulations and the Vendors warrant that they have complied with the provisions of regulation 10 and the Purchaser undertakes to provide to the Vendors any information held by the Purchaser required by the Vendors for the purposes of such compliance.

9.3 Without prejudice to the provisions of clause 9.6 the Vendors confirm that it has procured the termination of the employment and directors service contract of Mr. Jeffrey Albert Vane ("Mr. Vane") with effect from 31st December, 1997. The Vendors shall further procure that the employment of Mrs. Christine Vane ("Mrs. Vane") shall be reassigned prior to Completion so that as a result of such re-assignment she shall not be an employee whose employment is transferred to the Purchaser by virtue of the Regulations. In the event that Mrs. Vane shall assert that her contract of employment has been transferred to the Purchaser by virtue of the Regulations the provisions of Clause 9.6 shall be applicable in respect of her. The Vendors shall fully indemnify the Purchaser in respect of all and any liability arising from or connected with Mr. Vane's employment or its termination and/or Mrs. Vane's employment or its termination and/or Fred Heaton's employment or its termination and/or the employment of any other person employed on or prior to Completion by either of the Vendors (except for any of the Employees) or its termination including (but not limited to) any claim for wrongful and/or constructive dismissal, unfair dismissal, loss of office, redundancy or otherwise and any liability for loss of benefit arising therefrom

9.4 Subject to clause 9.5 the Vendors shall fully indemnify the Purchaser in respect of:-

         9.4.1 the termination of the employment of any of the Employees by either of the Vendors (or any resignation of any of the Employees) on or prior to the Effective Date including (without limitation) redundancy, unfair, wrongful and/or constructive dismissal, loss of office or otherwise and any liability for loss of benefit arising therefrom.

         9.4.2 any acts or omissions (including, without limitation, any tortious act (including any act of negligence) and any breach of contract) of either of the Vendors in relation to any of the Employees on or prior to the Effective Date; and

         9.4.3 any failure to comply with the provisions of regulation 10 of the Regulations.

9.5 The Purchaser shall not be kept fully indemnified in accordance with clause 9.4 in respect of a claim if and to the extent that it relates to

         9.5.1 any termination, act or omission as referred to in clause 9.4 which has been effected or carried out or has occurred on the written instructions of the Purchaser; or.

         9.5.2 any change to any pension rights or benefits of any Employee (or any person who becomes and remains an Employee of the Purchaser by operation of Clause 9.6) is implemented by the Purchaser after Completion whether as a result of any action by the Purchaser or action by the Purchaser following a change in the law which has a retrospective effect.

9.6 If any transfer of a contract of employment of a person who is not one of the Employees (including for the avoidance of doubt (but without limitation) Mr. Vane or Mrs. Vane or Fred Heaton) is deemed to have been effected between either of the Vendors and the Purchaser as a result of the provisions of regulation 5 of the Regulations then:-

         9.6.1 the Purchaser may within fourteen (14) days of becoming aware of the application of regulation 5 to any such contract give notice to terminate such contract; and

         9.6.2 the Vendors shall keep the Purchaser fully indemnified in respect of such termination including (without limitation) redundancy, unfair, wrongful and/or constructive dismissal, loss of office or otherwise and any liability for loss of benefit arising therefrom and against any sums payable to or in respect of or benefits to be provided to or in respect of such person as a result of his employment by the Purchaser or by either of the Vendors at any time up to and including the date of such termination.

9.7      The Purchaser shall fully indemnify the Vendors in respect of :-

         9.7.1 any change in the working conditions or terms of employment of the Employees (save in relation to pension) occurring for whatever reason after the Effective Date including the change in the identity of their employer occurring after the Effective Date;

         9.7.2 any breach by the Purchaser of any obligation under or in connection with any contract of employment of any of the Employees after the Effective Date;

         9.7.4 any tortious act including any act of negligence of the Purchaser in relation to any of the Employees after the Effective Date;

         9.7.5 any act or omission of the Vendors in relation to any of the Employees which is effected or carried out or has occurred on the written instructions of the Purchaser prior to the Effective Date;

                and for the purposes of this clause 9.7 only the word "Employee" shall also include any person whose contract of employment is transferred from either of the Vendors to the Purchaser as a result of the provisions of regulation 5 of the Regulations and whose contract of employment is not then terminated by the Purchaser by giving notice in accordance with Clause 9.6.1.

9.8 The Vendors and the Purchaser agree with each other that the provisions of Schedule 8 shall apply to the Pension Scheme.

10.      VAT

10.1 It is intended that the Business shall be transferred to the Purchaser and BTI as a going concern and that the provisions of section 49 of the VAT Act 1994 and Article 5 of the VAT (Special Provisions) Order 1995 shall apply to such transfer and the sale and purchase of the Assets, and the Vendors and the Purchaser and BTI shall each use reasonable endeavours to procure that the sale of the Business is so treated as, save that neither party shall be required by virtue of this clause 10.1 to make any appeal to any court or tribunal against any determination of H.M. Custom and Excise that the sale does not fall to be so treated.

10.2 The Vendors and the Purchaser and BTI shall within thirty (30) days of Completion give notice of such transfer to the appropriate office of H.M. Commissioners of Customs and Excise in accordance with such regulations and requirements as may be applicable.

10.3     The Purchaser and BTI undertake to the Vendors that:-

         10.3.1 after Completion the Business will be carried on by it as a going concern and the Assets will be used by it in carrying on after Completion the same kind of business as that carried on by the Vendors prior to completion in relation to the Assets;

         10.3.2 the Purchaser will at Completion be a taxable person (as defined in Section 3 of the VAT Act 1994).

10.4 In the event that H.M. Commissioners of Customs and Excise shall determine that any VAT is payable on the supply of the Assets (or some of them) the Purchaser and BTI shall, subject to its receiving a proper tax invoice to support a claim for recovery of that VAT, which the Vendors undertake to give, pay to the Vendors an amount equal to that VAT at least five (5) Business Days prior to the date on which the Vendors are due to account for the same to H.M. Commissioners of Customs and Excise (or if later, immediately following the issue of the tax invoice).

10.5 In the event that VAT becomes chargeable in whole or in part on the supply of any of the Assets pursuant to this Agreement then should either the Vendors or the Purchaser and BTI decide to appeal against such decision any costs of conducting the appeal will be borne by the party making that appeal and that party will keep the other party fully indemnified in respect of any action which it requires the other party to take in connection with that appeal.

10.6 In the event of any failure of the Vendors or the Purchaser, and BTI to comply with the obligations undertaken and undertakings given by them respectively in this clause 10, resulting in VAT being charged on the sale of the Assets (or some of them) and interest and/or penalties being charged thereon in consequence, such interest and/or penalties shall be payable by the defaulting party. In all other circumstances interest and/or penalties shall be borne as to fifty per cent by the Vendors and fifty per cent by the Purchaser and the Vendors and the Purchaser shall fully indemnify one another accordingly.

10.7 VAT payable in respect of goods and services supplied or deemed to be supplied by the Vendors prior to the Effective Date and all interest payable and penalties attributable to such VAT (unless they relate to default by the Vendors) shall be paid to HM Commissioners of Customs and Excise by the Purchaser and any refund in respect of such supplies shall belong to the Purchaser.

10.8 On Completion the Vendors shall deliver to the Purchaser all records of the Business for VAT purposes (the "VAT Records") which are required by section 49(1)(b) of the VAT Act 1994 to be preserved by the Purchaser.

10.9 The Purchaser undertakes to preserve the VAT Records for a period of six years following Completion and to permit the Vendors to inspect and obtain copies thereof in accordance with clause 13.2.

10.10 The Vendors warrant that neither they nor any member of the Vendors' Group at any time has made any election pursuant to provisions of paragraph 2 Schedule 10 VAT Act in respect of any of the Properties or any part thereof.

11.      WARRANTIES

11.1 The Vendors jointly and severally warrant, represent and undertake to the Purchaser and BTI that each of the Warranties set out in Schedule 6 are true and accurate in all respects and not misleading in any respect and the provisions of Schedule 6 shall have effect accordingly.

11.2 The Vendors acknowledge that the Purchaser and BTI are entering into this Agreement in reliance on the Warranties made by the Vendors and that the Vendors have made those representations with the intention of inducing the Purchaser and BTI to enter into this Agreement and that accordingly the Purchaser and BTI have been induced to enter into this Agreement.

11.3 The Vendors hereby agree with the Purchaser and BTI to waive any right which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any of the Employees in connection with the giving of the Warranties and the preparation of the Disclosure Letter by the Vendors and agree that it shall take no action in relation to any such matter.

11.4 Each of the Warranties shall be construed as a separate and independent warranty and (save where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from any other term of this Agreement or any other Warranty.

11.5 The rights and remedies of the Purchaser and BTI in respect of any breach of Warranty shall continue to subsist notwithstanding Completion.

11.6 The Warranties shall be qualified by reference to those matters disclosed but only to the extent fairly and specifically disclosed, in the Disclosure Letter and not otherwise.

11.7 For the avoidance of doubt, the acquisition by BTI of those of the Assets it is acquiring under this Agreement (in this clause 11.7 called "the BTI Assets") shall be subject to the terms of this Agreement.

         No claim under the Warranties in respect of the BTI Assets shall be the subject of any double claim by both the Purchaser and BTI. No warranty claim in respect of the BTI Assets shall be made otherwise than upon the basis of the BTI Assets being used (to the extent they are so used) by the Purchaser within the Business and not further or otherwise.

         The limit of liability of the Vendors to the Purchaser and BTI in respect of any claim under the Warranties in respect of the BTI Assets shall in no event exceed in aggregate the Consideration (as adjusted).

12.      LIMITATIONS TO THE WARRANTIES

         LIMITATION IN TIME
         ------------------
12.1 The Vendors shall be under no liability in respect of the Warranties unless the Vendors shall have been given written notice by the Purchaser prior to the second anniversary of the Completion Date stating the grounds for such liability contingent or otherwise and reasonable details of the circumstances giving rise to and the Purchaser's or BTI's best estimate of the aggregate amount of such liability.

         LIMITATION IN AMOUNTS
         ---------------------

12.2 The aggregate liability of the Vendors in respect of the Warranties shall not in any event exceed the Consideration (as adjusted).

12.3 The Vendors shall have no liability in respect of any individual claim under the Warranties where that claim is for a sum less than (pound)2,000.

12.4 The Vendors shall not be obliged to make any payment to the Purchaser or BTI by way of damages for breach of the Warranties unless the total amount of the liability of the Vendors relative to claims for breach of Warranty in aggregate exceeds (pound)35,000 in which event the Vendors shall be liable for the whole amount and not merely the excess over (pound)35,000.

         GENERAL LIMITATIONS
         -------------------

12.5     12.5.1 The Vendors shall have no liability in respect of the Warranties to the extent that any of the following circumstances apply:-

                  12.5.1.1 where such liability would not have arisen but for some voluntary act or transaction carried out by or on behalf of the Purchaser and/or some voluntary omission of (or on behalf of) the Purchaser after the Effective Date.

                  12.5.1.2 where any breach of Warranties occurs as a result of changes in or enactments of legislation or taxation occurring after Completion which take effect retrospectively;

                  12.5.1.3 where any breach of the Warranties is capable of remedy unless the Purchaser shall have first afforded to the Vendors opportunity to remedy such breach provided that this shall only apply in circumstances where such breach is capable of remedy within a reasonable period of time and where the Business and the Purchaser shall not be materially prejudiced by allowing the Vendors such opportunity;

                  12.5.1.4 where any breach of the Warranties occurs as a result of any change in the accounting policies or practices of the Business (including the effect of any absorption of the Business into the Purchaser's other businesses) after Completion;

                  12.5.1.6 where any breach of the Warranties occurs wholly or partly as a result of any change in the nature of the business or manner in which it is conducted after the Effective Date;

                  12.5.1.7 to the extent that it would not have arisen or could have been instigated by any action, or inaction which it would be reasonable for the Business to have undertaken upon becoming aware of such potential claim and the Purchaser accordingly shall take all reasonable steps to reduce or mitigate any potential claims under the Warranties;

                  12.5.1.8 to the extent that it is proven that the Purchaser and its professional advisers were aware at Completion of specific facts or specific circumstances which can fairly be said to have shown that a Warranty was untrue;

                  12.5.1.9 to the extent that the Business shall have the benefit of any insurance to cover such liability in which event the liability of the Vendors shall subject to the other provisions of this clause 12 only be in respect of the amount of which such claim together with all costs and expenses in respect thereof exceeds the net insurance proceeds received.

12.6 Where any claim for breach of the Warranties relates to some liability of the Business which at the time the breach is notified to the Vendors is contingent only, the Vendors shall be under no obligation to make any payment to the Purchaser in respect of the breach until such time as the contingent liability has become an actual liability.

12.7 Where in relation to any matter, which either is the subject of any claim against the Vendors in respect of the Warranties or has been the subject of a payment by the Vendors to the Purchaser for breach of the Warranties, the Purchaser shall recover any sum from a third party (including insurers) the Purchaser shall reduce its claim by or as the case may be repay to the Vendors an amount equal to the lesser of:-

         12.7.1 that recovered from the third party after deduction of all reasonable costs and expenses of recovery; and

         12.7.2 the value of the claim or as the case may be the original payment by the Vendors to the Purchaser for breach of the Warranties and any such repayment shall be made within five Business Days after the receipt of monies pursuant to such recovery.

12.8 If by operation of clause 12.7 the aggregate liability of the Vendors under the Warranties is reduced below the sum referred to in clause
         12.4 then any amounts previously paid by the Vendors under the Warranties shall be repaid by the Purchaser within fourteen Business Days after such reduction occurring.

12.9 If the Purchaser, acting reasonably and in good faith, or the Vendors acting reasonably and in good faith reach the conclusion that there is an entitlement to recovery from some person any monies, loss or damage which is or has been the subject of a claim for breach of the Warranties:-

         12.9.1 The Purchaser shall promptly advise the Vendors of such an entitlement in any circumstances where the Vendors are not aware of a possibility;

         12.9.2 The Vendors and the Purchaser shall consult as to the most expeditious and cost effective method of dealing with the matter;

         12.9.3 Upon request by the Vendors, the Purchaser shall use its reasonable endeavours to enforce such right of recovery including doing or omitting to do all such things as would or might in similar circumstances in accordance with the normal practice of the Business have been done by or on behalf of the Vendors prior to the Effective Date, but so that the Purchaser shall not be required to do or omit doing any act where such act or omission would on a balance of probabilities damage any trading relationship or goodwill of the Business.

         12.9.4 where pursuant to 12.9.3 the Vendor has requested the Purchaser to take the action envisaged in Clause 12.9.3 and the Purchaser does so then the Vendors shall fully indemnify the Purchaser in respect of any costs or damages incurred in respect of such litigation.

         DOUBLE JEOPARDY
         ---------------

12.10 The Purchaser shall not be entitled to recover damages or obtain reimbursement or restitution in respect of the Warranties more than once in respect of any one event constituting a shortfall, damage, deficiency or breach.

         CLAIM AGAINST THE PURCHASER
         ---------------------------

12.11 In the event of a claim (the "Underlying Claim") being made against the Purchaser which might give rise to a liability of the Vendors for breach of any of the Warranties then, without prejudice to the duty of the Purchaser to mitigate its loss in respect of that breach the Purchaser shall:-

         12.11.1 forthwith notify the Vendors giving reasonable details of the Underlying Claim;

         12.11.2 subject to its being fully indemnified by the Vendors, do or refrain from doing all such things relative to the Underlying Claim as the Vendors may reasonably request; and

         12.11.3 thereafter keep the Vendors properly informed of all material developments and the Vendors shall be entitled to see copies of all relevant correspondence relating to the Underlying Claim.

         NO SET OFF
         ----------

12.12 Neither the Vendors nor the Purchaser nor BTI nor any Associate Company of theirs respectively shall exercise any rights of set-off in relation to any monies owed between any of the said parties relating to or arising out of this Agreement.

         BEST OF KNOWLEDGE AND BELIEF
         ----------------------------

12.13 All Warranties which relate to the Vendors' "knowledge, information, belief or awareness" or any similar expression that statement shall be deemed to include an additional statement that it has been made after full and careful enquiry of all appropriate persons within the members of the Vendors' Group and their professional advisers and experts having knowledge of the relevant matters but not implying that the Vendors have made enquiries of third parties (except as herein expressly provided) or have made any additional searches of public registers.

         APPORTIONMENT OF CLAIM
         ----------------------

12.14 Any sum paid by the Vendors in satisfaction of a claim under the Warranties shall serve to reduce the Consideration and in particular the reduction shall so far as possible be allocated to that Asset to which the subject matter of the claim most closely relates.

         NO WARRANTY IN RELATION TO MATTERS PRIOR TO
         -------------------------------------------

12.15 The Warranties shall not apply in respect of any event, fact or circumstance prior to 29th October, 1993 being the date upon which the Vendors acquired the Business from the receivers of Tech Textiles Limited.

13.      INFORMATION

13.1 In relation to the Retained Books and Records the Vendors agree that insofar as any relate to the Business and Assets and are not subject to obligations of confidentiality to third parties entered into prior to the date of this Agreement, the latter being identified in the Disclosure Letter the Vendors shall retain the same for the period prescribed by law and throughout that period shall allow the Purchaser to have reasonable access to and to examine and take copies of the same on any Business Day between 10.00 a.m. and 3.00 p.m. provided that the Purchaser shall give at least two prior Business Days notice of its intention to obtain such access, and to make such examination and copies.

13.2 In relation to the Exclusive Books and Records the Purchaser and BTI agree that insofar as any Exclusive Books and Records relate to any liabilities or obligations retained by the Vendors, the Purchaser and BTI shall retain the same for the period prescribed by law and throughout that period shall allow the Vendors reasonable access to and to examine and take copies of the same on any Business Day between
         10.00 a.m. and 3.00 p.m. provided that the Vendors shall give at least two prior Business Days notice of their intention to obtain such access, and to make such examination and copies. In particular, the Purchaser and BTI shall ensure that all health and safety related documentation (included but not limited to), employee records, medical files, personal sampling records, dust sampling data, product or process methodology and manufacturing procedures and all other documents and records delivered pursuant to the sale and purchase shall be retained for the maximum period required by law and in any event until 31st December 2038 and if the Purchaser and BTI shall not require the same then they shall offer them to the Vendors and only if the Vendors do not accept them may the Purchaser and/or BTI take action to dispose of the same.

13.3 In the event that the Vendors shall be in receipt of any claim which might constitute or give rise to any liability of the Vendors and/or the Vendors require assistance with regard to the fulfilment of any obligation (which shall, for the avoidance of doubt, include the completion of tax returns and/or the preparation of month and year end accounts by the Vendors) arising out of the carrying on of the Business prior to the Effective Date, the Purchaser and BTI shall upon receipt of a written request at the cost of the Vendors (such costs to be reasonable) provide such staff and services to the Vendors as may be reasonably necessary to assist the Vendors in dealing with any such claim and/or obligation.

14.      GUARANTEE

14.1 In consideration of the agreement of the Vendors at the specific request of BTI that the sale and purchase is to the Purchaser, being a newly constituted company, BTI as a direct, primary and unconditional liability and obligation hereby guarantees to the Vendors or either of them the performance, obligations and liabilities of the Purchaser in this Agreement or arising as a result of any termination of this Agreement (including without limitation, any interest or other costs and expenses which the Vendors or either of them incur as a result of any default of the Purchaser) without the need for any claim or recourse on the part of the Vendors or either of them against the Purchaser and shall be unaffected by any time or indulgence granted to the Purchaser or any act, deed or matter whatsoever of any nature which would otherwise but for this provision release or limit in any way the ability of the Vendors or either of them to recover or enforce this guarantee.

14.2 This guarantee shall not be affected by any legal limitation, disability or other circumstances relating to the Purchaser or any irregularity, unenforceability or invalidity of any obligation of the Purchaser under this Agreement.

14.3 This guarantee shall be a continuing guarantee and shall remain in force until all liabilities hereby guaranteed have been disclosed and no intermediate discharge shall affect the continuance thereof and shall continue in force notwithstanding any change in status or insolvency of the Purchaser.

14.4 As a separate, additional and continuing obligation, BTI unconditionally and irrevocably undertakes with the Vendors that, should any amounts not be recoverable from BTI under this clause by reason of any other provision of this agreement becoming void, unenforceable or otherwise invalid, then BTI will, as a sole, original and independent obligor, make payment of such liabilities or in respect of the costs and expenses of performing such obligations by way of a full indemnity.

15.      FURTHER ASSURANCE AND TRANSITIONAL ASSISTANCE

15.1 The Vendors shall co-operate with the Purchaser and BTI to ensure that the Purchaser and BTI obtain the benefit of the Business and Assets and shall at the Purchaser's cost and expense execute such other documents and take such other reasonable steps (or procure other member of the Vendors' Group so to do) as are appropriate for vesting in the Purchaser its rights and interests in the Assets.

15.2 T&N hereby undertakes to the Purchaser and BTI that it will take all necessary action to procure that each company in the Vendors' Group for the time being shall observe and perform the provisions of this Agreement which fall to be observed and performed by it or the Vendors.

15.3 For a period of three months following Completion the Vendors will use all reasonable endeavours to make available to the Purchaser Christine Vane to facilitate the handover of the Business. The reasonable costs thereof being for the account of the Purchaser. The provision of Christine Vane shall not necessarily be on a full time basis.

16.      ANNOUNCEMENTS

         No Announcements of any kind shall be made except as specifically agreed between the Vendors and the Purchaser or as required by the Stock Exchange or any other regulatory body.

17.      COSTS AND DUTIES ETC.

17.1 All expenses incurred by or on behalf of any party, including all fees of agents, solicitors, accountants, and actuaries employed by it in connection with the negotiation, preparation and execution of this Agreement shall be solely for its own account.

17.2 All costs in the nature of stamp duty whether payable on this Agreement or any other agreement or assignment contemplated by this Agreement shall be payable by the Purchaser.


18.      COMMUNICATIONS

18.1 All communications between the parties with respect to this Agreement shall be delivered by hand or sent by recorded delivery to the address of the addressee as set out in this Agreement, or to such other address as the addressee may from time to time have notified for the purpose of this clause.

18.2     Communications shall be deemed to have been received:

         18.2.1 if sent by recorded delivery: 3 Business Days after posting exclusive of the day of posting;

         18.2.2    if delivered by hand: at the time of delivery;

18.3 Communications addressed to any party shall be marked for the attention of the Company Secretary of that party.

18.4     In proving service:-

         18.4.1 by recorded delivery: it shall be necessary only to prove that the communication was contained in an envelope which was duly addressed and posted by recorded delivery;

         18.4.2 by delivery by hand: it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee or an affidavit of the person effecting delivery attesting to the fact of delivery.

19.      SUCCESSORS AND ASSIGNS

         This Agreement shall enure for the benefit of each party's successors but shall not wholly or partly be assignable.

20.      INVALIDITY

         If any term or provision of this Agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law, that term or provision or part shall to that extent be severed from the remainder of this Agreement the enforceability of which shall not be affected.

21.      VARIATION

         No variation of this Agreement shall be effective unless made in writing, expressed to be such a variation and signed by or on behalf of each of the parties.

22.      RESTRICTIVE TRADE PRACTICES ACT - EUROPEAN AND OTHER NOTIFICATIONS

         If there are provisions of this Agreement (or of any agreement of which it forms part) by virtue of which particulars of this Agreement (or of an agreement of which it forms part) are, at the date of this Agreement, required to be furnished to the Director General of Fair Trading under the Restrictive Trade Practices Act 1976 and 1977:-

22.1 the parties shall ensure that those particulars are furnished as soon as possible and in any event within the time specified by those Acts; and

22.2 those provisions do not take effect until the day after those particulars have been furnished.

         Following Completion the Vendors and the Purchaser shall meet and consider what notifications may be necessary to be provided to any European or other territorial competition authorities.

23.      ENTIRE AGREEMENT AND REMEDIES FOR BREACH

23.1 This Agreement, together with the Disclosure Letter, the documents in the Agreed Form and all the Ancillary Agreements entered, or to be entered into, pursuant to the terms of this Agreement (collectively the "Agreement").

         23.1.1 together constitute the entire agreement and understanding between the parties with respect to the subject matter of this Agreement; and

         23.1.2 (in relation to such subject matter) supersede all prior discussions, understandings and agreements between the parties and their agents (or any of them) and all prior representations and expressions of opinion by any party (or its agent) to any other party (or its agent)

         and there shall be expressly excluded (insofar as it can be in law) the application of any implied terms, conditions or warranties under the Sale of Goods Act 1979 (as amended) and the Supply of Goods and Services Act 1982 or otherwise.

23.2 Any remedy conferred on the Purchaser or BTI by this Agreement for breach of this Agreement for breach thereof shall be in addition and without prejudice to all other rights and remedies available to it provided always that:-

         23.2.1 the Purchaser and BTI warrant and acknowledge to the Vendors that they have not been induced to enter into this Agreement by any representation other than as contained in this Agreement, the Warranties (as qualified by the Disclosures) and the Vendors' replies to the Purchaser's pre-contract enquiries in respect of the Properties as attached to the Disclosure Letter;

         23.2.2 for the avoidance of doubt, the Purchaser and BTI acknowledge that in the absence of fraud on the part of either of the Vendors, the Purchaser and BTI shall not in any event be entitled to rescind this Agreement following Completion.

23.3 The Vendors warrant and acknowledge to the Purchaser and BTI in the terms of clauses 23.2.1 and 23.2.2 mutatis mutandis.



24.      WAIVER

24.1 Any failure to exercise or any delay in exercising any right afforded to a party in respect of any breach of this Agreement shall not constitute a waiver of that right, which waiver shall only be capable of being given in writing by a duly authorised officer.

24.2 Any waiver of a breach or default under any of the terms of this Agreement shall not constitute a waiver of any subsequent breach or default.

25.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same Agreement. Unless otherwise provided in this Agreement, this Agreement shall become effective and be dated (and each counterpart shall be dated) on the date on which this Agreement (or a counterpart of this Agreement) is signed by the last of the parties to execute this Agreement or, as the case may be, a counterpart thereof.

26.      POST COMPLETION EFFECT

         This Agreement shall remain in full force and effect after and notwithstanding Completion in respect of all obligations, agreements, covenants, undertakings or conditions contained in this Agreement which have not been done, observed or performed at or prior to Completion and the parties may take action for any breach or non-fulfilment of any of them either before or after Completion.

27.      CONDUCT OF MATTERS THE SUBJECT OF FULL INDEMNIFICATION

27.1 For the purposes of this Clause 27 the party providing full indemnification under the terms of this Agreement shall be referred to as the "indemnifying party" and the party benefiting from that full indemnification shall be referred to as the "indemnified party".

27.2 If either the indemnified party or the indemnifying party becomes aware of any claim or action of a third party in respect of which either may have recourse against the other under this Agreement (a "third party claim") it shall as soon as reasonably practicable inform the other in writing and in reasonable detail of that third party claim.

27.3 The indemnified party shall take or shall procure that, the relevant member of its group shall take such action as the indemnifying party may reasonably require in relation to that third party claim including doing or omitting to do all such things as would or might in similar circumstances and in accordance with the normal practice of the business affected by the subject matter of that third party claim have been done by the indemnifying party but not so that the indemnified party shall be required to do or omit from doing any act or to procure that the relevant member of its group does or omits from doing any act where such act or omission would on the balance of probabilities damage any trading relationship or goodwill of the business concerned to a disproportionate extent having regard to the magnitude of that third party claim.

27.4 The indemnifying party shall keep the indemnified party fully indemnified in respect of its doing or omitting to do anything required by the indemnifying party pursuant to Clause 27.3.

27.5 The indemnified party will keep the indemnifying party informed as to the action being taken in connection with any third party claim.

27.6 If the indemnified party or any member of its group is or becomes entitled to recover from some person any monies, loss or damage in relation to the matter giving rise to a third party claim (whether or not the indemnified party has already been indemnified in relation to that claim by the indemnifying party) the indemnified party shall use or procure that any relevant member of its group shall use all its reasonable endeavours to enforce such right of recovery including doing or omitting to do all such things as would or might in similar circumstances in accordance with the normal practice of the business affected by that third party claim have been done by or on behalf of the indemnifying- party but so that the indemnified party shall (other than in the case of action involving insurers) be required to do or omit from doing any act or to procure that the relevant member of its group does or omits from doing any act where such act or omission would on a balance of probabilities damage any trading relationship or goodwill of the business concerned to a disproportionate extent having regard to the magnitude of that third party claim.

27.7 Neither the indemnified party nor any member of its group shall settle or discharge any third party claim without the prior written consent of the indemnifying party unless settlement or discharge of that third party claim is necessary on the balance of probabilities to avoid damage to any trading relationship or goodwill of the business concerned to a disproportionate extent having regard to the magnitude of that third party claim.

27.8 In the event that recovery is made by the indemnified party or a member of its group in relation to a matter giving rise to a claim for which the indemnified party or a member of its group has already been indemnified by the indemnifying party the indemnified party shall procure payment to the indemnifying party of an amount equal to the lesser of.-

         27.8.1 the amount recovered referable to the third party claim after deduction of all reasonable expenses of recovery (to the extent not recovered from the third party and for which recovery has not yet been made from the indemnifying party under this Clause 27); and

         27.8.2 the amount paid by the indemnifying party in or towards discharge or settlement of that third party claim within two working days of the indemnified party effecting such recovery.

27.9 Any sums paid by the Vendors in order to fully indemnify the Purchaser under the terms of this Agreement shall serve to reduce the Consideration and in particular the reduction shall so far as possible be allocated to that Asset to which the subject matter of the indemnity most closely relates.

28.      USE OF "T&N" NAME

28.1 Any Stock, packaging, promotional materials or other items delivered to the Purchaser pursuant to this Agreement which bear any name or mark retained by the Vendors or belonging to any other member of the Vendors' Group may be traded out by the Purchaser for a maximum period of six (6) months following Completion.

28.2 In no circumstances shall the Purchaser be entitled to use after Completion any letterhead or note paper of T&N or any other stationery referring to T&N, its registered office, its registered number or its connection with T&N.

28.3 TTIL shall as soon as possible but in any event within 28 days of the Completion Date change its name and the Vendors shall procure that if there is any ambiguity or duplication of any other company in the Vendors' Group it shall change its name, in each case to a name which is acceptable to the Purchaser which does not include the words "Tech Textiles International" or any similar words and does not suggest any connection with the Business or any business concerned with the Business and shall not (and T&N shall procure that no other member of the Group shall) at any time after today's date trade under any such name or any name which suggests such a connection with such business.

28.4 The Vendors shall procure that immediately following Completion the name "Tech Textiles International" and all references thereto shall be removed from all business stationery and all catalogues price lists brochures and other promotional documents of the Vendors provided that the Vendors shall be entitled to use up existing stocks of promotional materials (for example the T&N Composite and Camshafts Group brochures) for a maximum period of six (6) months following Completion and, subject to the foregoing, the Vendors agree that the Vendors will not use any name or names identical or similar to "Tech Textiles International" or any colourable imitation thereof in connection with any activity whatsoever.

29.      DEFAULT INTEREST

         In the event that any payment provided for in this Agreement is not made on its due date, that payment shall attract interest at the rate of 3% per annum above the bank lending rate of National Westminster Bank plc from and including that due date to but excluding the date of actual payment (before as well as after any judgement).

30.      RESTRICTIVE COVENANTS

30.1 For the purpose of assuring the Purchaser and BTI the full benefit of the Business and the Goodwill the Vendors jointly and severally agree with the Purchaser and BTI that they will not (and will procure that no company in the Vendors' Group nor any company over which either of the Vendors or any such company has direct or indirect or de facto control will), whether as principal, agent, partner, investor or otherwise, directly or indirectly:-

         30.1.1 (at any time after the date hereof) disclose or communicate to any person or use for any purpose whatsoever (and shall use its best endeavours to prevent the publication or disclosure of) any Confidential Information relating to the Business or any Confidential Information relating to any person who had dealings with either of the Vendors in relation to the Business prior to Completion;

         30.1.2 for a period of two years after the Completion Date, solicit, contact, canvass, or approach, or endeavour to solicit, contact, canvass or approach on behalf of a Competing Business any person who, to either of the Vendors' knowledge:-

                   30.1.2.1 was provided with goods or services by either of the Vendors in relation to the Business at any time during the two years up to and including the Completion Date; or

                   30.1.2.2 was negotiating with either of the Vendors in relation to the Business for the supply of goods or services at any time during the one year up to and including the Completion Date, in either case for the purpose of offering to that person Restricted Goods or Services;

         30.1.3 for a period of two years after the Completion Date, supply on behalf of a Competing Business Restricted Goods or Services to any person who, to either of the Vendors' knowledge, was provided with goods or services by either of the Vendors in relation to the Business at any time during the two years up to and including the Completion Date;

         30.1.4 for a period of two years after the Completion Date, carry on or be engaged or interested in a Competing Business SAVE THAT each of the Vendors may hold for investment purposes up to three per cent of any class of securities dealt in or traded on any market of London Stock Exchange Limited or any other recognised stock exchange;

         30.1.5 for a period of two years after the Completion Date, solicit or entice away or endeavour to solicit or entice away from the Purchaser on behalf of a Competing Business any of the Employees employed in an executive, technical or sales capacity at the Completion Date (whether or not any such person would commit any breach of his contract of employment by reason of his leaving the service of the Purchaser) with a view to inducing that person to leave his employment and to act for another employer in the same or a similar capacity in relation to the same field of work; or

         30.1.6 do or say anything which is harmful to the goodwill or reputation of the Business and/or the Purchaser and/or BTI or which may lead any person to terminate any contract with the Business and/or the Purchaser or not continue such contracts on substantially equivalent terms to those previously applicable.

         with the intent that each of the foregoing shall constitute an entirely separate and independent restriction on each of the Vendors.

30.2     For the purpose of Clause 30:-

         30.2.1 "Competing Business" means any business in the Restricted Area which competes with the Business or any part of the Business as it is carried on at Completion; and

         30.2.2 "Restricted Goods or Services" means goods or services of the same type as or similar to any goods or services supplied by the Business as at Completion.

         30.2.3 "Confidential Information" means such intellectual property, industrial property, trade secrets, confidential operations systems, processes, business methods or dealings and information concerning the organisation, business, finances and affairs of the Business or its customers clients or suppliers as are not within the public domain.

30.3 Nothing in this clause 30 shall prevent or restrict the Vendors or any member of the Vendors' Group from:-

         30.3.1 carrying on the business of the manufacture, sale and distribution of woven and non woven textile composite reinforcement fabrics as now carried on by TA Industrial Products Limited or other TBA related companies but excluding knitted multi-axial composite reinforcement fabrics;

         30.3.2 carrying on the business of the manufacture, sale and distribution of composite textile reinforced products as now carried on by Bentley-Harris Limited or other Bentley-Harris related companies;

         30.3.3 the manufacture, sale or distribution by Bentley-Harris Limited or other Bentley-Harris related companies of multi-axial fabrics in their sleeving products or the use of multi-axial fabrics in the reinforcement of composite parts which it or they manufacture;

         30.3.4 the development, manufacture or sale by Bentley-Harris Limited or other Bentley-Harris related companies of sleeving products which are manufactured from non-woven or needle-felt materials or processes;

         30.3.5 the manufacture, sale or distribution of zero degree unidirectional composite reinforcements in any material; and

         30.3.6 the sale of the high performance polyethylene and aramid stocks within finished stocks which are excluded from the sale of the stocks hereunder.

30.4 Each of the restrictions contained in each paragraph of Clause 30 is a separate and distinct restriction and is to be construed separately from the other restrictions. The Vendors hereby acknowledge that such restrictions are reasonable when taken together as well as individually, that the duration, extent and application of each restriction are no greater than is necessary for the protection of the goodwill of the Business and that the purchase price paid by the Purchaser for the Business and Assets takes into account and provides adequate compensation for the restraints and restrictions imposed by Clause 30. If any restriction (including the defined expressions in Clause 30.2) is found to be void or unenforceable without the deletion of some part of it that restriction shall apply with such deletion as may be necessary to make it valid.

31.      LAW AND COURTS

         This Agreement shall be construed and interpreted in accordance with the law of England and the parties submit to the exclusive jurisdiction of the English courts.

32.      MAINTENANCE OF TECH TEXTILES LIMITED RECORDS

         The Purchaser shall store, preserve and provide access to the Excluded Records as defined in clause 13 of the agreement between Tech Textiles Limited, T&N plc and receivers of Tech Textiles Limited dated 29th October, 1993.

33.      PAYMENT FOR SERVICES

         The Purchaser shall as and from the Effective Date pay T&N plc or any member of the Vendor's Group the costs incurred in respect of any services provided by them to the Business following the Effective Date.


AS WITNESS the hands of the parties to this Agreement or their duly authorised representative on the date written on page one of this Agreement.

SIGNED by
for and on behalf of
T&N plc
in the presence of.

/s/                                       /s/ Philip Allery
Secretary                                 Solicitor
T & N Legal Dept.                         T & N plc Legal Department




SIGNED by
for and on behalf of
Tech Textiles International Limited
in the presence of.

/s/                                       /s/ Peter Chadwick




SIGNED by
for and on behalf of
Brunswick Technologies Europe Limited
in the presence of.

/s/ WM Dubay                              /s/ Martin S. Grimnes



SIGNED by
for and on behalf of
Brunswick Technologies Inc.
in the presence of.-

/s/ WM Dubay                              /s/ Martin S. Grimnes

                                LIST OF SCHEDULES
                                -----------------

1.                Completion Requirements
2.                Registered Intellectual Property
3.                Employees
4.                Properties
5.                Accounting Policies
6.                The Warranties
7.                Apportionment of the Consideration
8.                Pensions
9.                Leasing Agreements
10.               Excluded Leasing Agreements
11.               Excluded Debtors






























Pursuant to Regulation S-K, copies of the schedules will be provided to the Commission upon request.